Exhibit 10.15

2210 WOODLAND DRIVE

MANITOWOC, WI 54220

John H. Scribante

c/o Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, WI 54220

Dear John:

As a follow-up to our previous conversation, we have mutually agreed to modify your executive employment and severance agreement, dated September 27, 2012 (“Employment Agreement”) by amending and restating the definition of “Good Reason” set forth in Section 2(k) of the Employment Agreement as follows:

“(k) “Good Reason” shall mean the occurrence of any of the following without the consent of Executive: (i) a material diminution in the Executive’s Base Salary; (ii) a material diminution in the Executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the Executive must perform services; (iv) a material breach by Orion of any provisions of this Agreement or any option agreement with the Company to which the Executive is a party; or (v) the Company’s employment of Neal R. Verfuerth as a senior executive officer of the Company.”

Please acknowledge your understanding and acceptance of this letter amending your Employment Agreement by signing and returning this letter. Except as otherwise specified in this letter, your existing Employment Agreement is not affected by this letter and by signing this letter you agree that your Employment Agreement, as modified hereby, will continue in full force and effect, and that all terms and conditions of your Employment Agreement have been fully complied with and that you do not have any outstanding claims thereunder.

Best regards,

ORION ENERGY SYSTEMS, INC.		Accepted and Agreed:

By:
	James R. Kackley	John H. Scribante
	Chairman of the Board	Effective Date: December 1, 2012